UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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    state how it was determined):
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[  ]  Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Two Liberty Place, 50 S. 16th Street, Suite 2400
Philadelphia, Pennsylvania 19102

April ___, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Republic First Bancorp, Inc., or the “Company,” to be held on Tuesday, May 11, 2010 at 5:00 PM at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102.

At the annual meeting, shareholders will be asked to consider and vote upon the election of three Class III Directors to the Company’s board of directors, to serve until the 2013 annual meeting of shareholders and until their successors are elected and qualify, a proposal to approve an amendment to the articles of incorporation to increase the authorized shares of common stock from 20,000,000 to 50,000,000, a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to increase the authorized shares, and any such other matters as may properly come before the meeting.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the annual meeting. You may also vote by telephone or internet with the provided instructions.  This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Enclosed with your proxy materials is a copy of our 2009 Annual Report to Shareholders.

We look forward to seeing you at the meeting.

Very truly yours,

Harry D. Madonna
Chairman of the Board
Chief Executive Officer

REPUBLIC FIRST BANCORP, INC.
Two Liberty Place, 50 S. 16th Street, Suite 2400
Philadelphia, Pennsylvania 19102

_______________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 11, 2010

_______________________

NOTICE IS HEREBY GIVEN THAT the 2010 Annual Meeting of Shareholders of Republic First Bancorp, Inc. (the “Company”) will be held on Tuesday, May 11, 2010, at 5:00 PM at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102 to consider and act upon:

•	Election of three (3) Class III Directors of the Company, to serve until the 2013 Annual Meeting of Shareholders and until their successors are elected and qualify;

•	Proposal to approve an amendment to the articles of incorporation to increase the authorized shares of common stock from 20,000,000 to 50,000,000,

•
Proposal to adjourn the annual meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to increase the authorized shares, and

•	Such other business as may properly come before the annual meeting.

Only shareholders of record of the Company at the close of business on March 11, 2010, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting.  Whether or not you plan to attend the annual meeting, please complete and sign the enclosed proxy card and return it promptly to the Company in the enclosed envelope, which requires no postage if mailed in the United States, or vote by telephone or internet.

Our proxy statement, annual report to shareholders, and proxy card are available on the internet at http://www.cfpproxy.com/5412.  If you would like to receive proxy materials related to this or any future shareholders meetings, or any of the Company’s filings with the Securities and Exchange Commission or press releases, please email your request to llewis@rfbkonline.com or call us at (215) 735-4422, ext. 5332.

By Order of the Board of Directors

Kemma Black
Corporate Secretary

April ___, 2010

IT IS IMPORTANT THAT YOU VOTE PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, OR VOTE BY TELEPHONE OR BY INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

REPUBLIC FIRST BANCORP, INC.
Two Liberty Place, 50 S. 16th Street, Suite 2400
Philadelphia, Pennsylvania 19102

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 11, 2010

This proxy statement is being furnished to shareholders of Republic First Bancorp, Inc., referred to as the “Company,” in connection with the solicitation by the board of directors of the Company of proxies to be voted at the annual meeting of shareholders to be held at 5:00 PM at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102 on Tuesday, May 11, 2010, or such later date to which the annual meeting may be adjourned or postponed.

At the annual meeting, you will be asked to consider and vote upon the following matters:

•	Election of three (3) Class III Directors of the Company, to serve until the 2013 Annual Meeting of Shareholders and until their successors are elected and qualify;

•	Proposal to approve an amendment to the articles of incorporation to increase the authorized shares of common stock from 20,000,000 to 50,000,000,

•
Proposal to adjourn the annual meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to increase the authorized shares, and

•	Such other business as may properly come before the annual meeting.

Information regarding the election of directors and other proposals is included in this proxy statement.  Shareholders should carefully read this proxy statement.

The first date on which this proxy statement and the enclosed form of proxy are being sent to the shareholders of the Company is on or about April ___, 2010.

TABLE OF CONTENTS

Forward-Looking Statements	iii
Information About Voting	1
Proposal 1—Election of Directors	3
Proposal 2—To Increase the Authorized Shares of Common Stock	6
Proposal 3—To Adjourn the Annual Meeting, If Necessary	7
Board of Directors and Committees	8
Security Ownership of Certain Beneficial Owners and Management	14
Executive Officers and Compensation	15
Certain Relationships and Related Transactions	27
Code of Ethics	28
Audit-Related Information	28
Section 16(a) Beneficial Ownership Reporting Compliance	29
Equity Compensation Plan Information	30
Shareholder Proposals	30
Reports and Other Documents	31

-ii-

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, in addition to historical information.  Forward looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

You should note that many factors, some of which are discussed in this document and in the documents we file with the Securities and Exchange Commission from time to time, could affect the future financial results of Republic First Bancorp, Inc. and its subsidiary, Republic First Bank (or the “Bank”), and could cause those results to differ materially from those expressed in the forward-looking statements contained in this document. These factors include general economic conditions, including current turmoil in the financial markets and the efforts of government agencies to stabilize the financial system; adverse changes in the Company’s loan portfolio and credit risk-related losses and expenses; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures, and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; changes in accounting principles, policies and guidelines; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K, as well as other filings.

Republic First Bancorp, Inc., referred to as “we” or the “Company,” cautions that any forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which change over time, and we assume no duty to update forward-looking statements, except as may be required by applicable law or regulation.  We caution readers not to place undue reliance on any forward-looking statements.  These statements speak only as of the date made, and they advise readers that various factors, including those described above, could affect our financial performance and could cause actual results or circumstances for future periods to differ materially from those anticipated or projected.  Except as required by applicable law or regulation, we do not undertake, and specifically disclaim any obligation, to publicly release any revisions to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

-iii-

INFORMATION ABOUT VOTING

How are proxies being solicited?

This proxy solicitation is being made by and at the direction of the board of directors of the Company, and we will pay all expenses relating to the solicitation.  In addition to the use of the mails, proxies may be solicited personally, by telephone or by other electronic means by officers, directors and employees of the Company and the Bank, who will not be compensated for such solicitation activities.  Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse those persons for their reasonable expenses.

What is on the agenda for the annual meeting?

The agenda for the annual meeting includes the election of three Class III Directors to the Company’s board of directors, to serve until the 2013 annual meeting of shareholders and until their successors are elected and qualify, a proposal to approve an amendment to the articles of incorporation to increase the authorized shares of common stock from 20,000,000 to 50,000,000, a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to increase the authorized shares, and such other matters as may properly come before the annual meeting.  We are not aware of any such other matters that may properly come before the annual meeting at the present time.

Who can vote?

You can vote at the annual meeting if you are a holder of our common stock on the record date.  The record date is the close of business on March 11, 2010.  Each share of common stock you own as of the record date entitles you to one vote for each director to be elected in the election of directors and one vote on any other matter as may properly come before the annual meeting.  As of March 11, 2010, there were 10,665,635 shares of common stock outstanding and entitled to vote.

How do I vote if shares are held directly in my name?

If you hold your shares in certificate form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of the following ways:

•	Voting By Mail: If you choose to vote by mail, complete the enclosed proxy, date and sign it, and return it in the postage-paid envelope provided.

•	Voting By Telephone: If you choose to vote by telephone, call toll-free (866)246-8478

•	Voting By Internet: If you choose to vote by internet, log onto https://www.proxyvotenow.com/frbk

•	In Person: If you choose to vote in person, come to the annual meeting and cast your vote. If you attend the meeting, you may vote your shares in person even if you have previously submitted a proxy.

How do I vote if shares are held in street name or through a bank, brokerage firm or other nominee?

If you hold your shares in street name or through a bank, brokerage firm or other nominee, you will need to vote your shares by providing voting instructions to your bank, brokerage firm or other nominee, in accordance with the voting instruction form provided to you by your bank, brokerage firm or other nominee, or by obtaining a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote those shares at the annual meeting.  Only with a legal proxy from your bank, brokerage firm or other nominee can you cast your vote in person at the annual meeting.

How will my proxy be voted?

Unless you indicate differently on your proxy, we plan to vote signed and returned proxies FOR the election of the board’s director nominees named in this proxy statement, FOR the proposal to increase the authorized shares of common stock, and FOR the proposal to adjourn the annual meeting, if necessary.  If you hold your shares of the Company’s common stock in “street name” (that is, through a broker or other nominee) and fail to instruct your broker or nominee as to how to vote your shares of common stock, your broker or nominee cannot vote your shares in the election of directors, or on the other proposals on the agenda, or upon any other matter to properly come before the annual meeting.  At or after the annual meeting, a judge or judges of election will tabulate ballots cast by shareholders present and voting in person and votes cast by proxy.

What is a broker non-vote?

A broker non-vote occurs when a bank or brokerage firm holding shares on behalf of a shareholder does not receive voting instructions from the shareholder by a specified date before the annual meeting and the bank or brokerage firm is not permitted to vote those undirected shares on specified matters under applicable stock exchange rules.  Thus, if you do not give your broker specific instructions, your shares may not be voted on those matters (so-called “broker non-votes”) and will not be counted in determining the number of shares necessary for approval.  Broker non-votes are not considered to be votes cast and, therefore, generally have no effect on the outcome of elections of directors or other matters submitted to the shareholders.  Any broker non-votes will effectively be a vote against the proposal to increase the authorized shares of common stock, however, because that proposal requires the affirmative vote of at least sixty percent (60%) of the votes entitled to be cast (as opposed to actual votes cast) for approval.  Shares represented by “broker non-votes” will be counted, however, in determining the number of shares of common stock represented in person or by proxy and entitled to vote.

Can I revoke my proxy or change my vote after submitting my proxy?

Yes.  Any shareholder giving a proxy has the right to attend the annual meeting and vote in person.  A proxy may be revoked prior to the annual meeting if a later-dated proxy or a written revocation is sent to the Company at Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA  19102, Attention: Kemma Black, Corporate Secretary, and received prior to the annual meeting.  In addition, a proxy may be revoked at the annual meeting by filing a later-dated proxy or by filing a written notice of such revocation with the Secretary of the Company at the annual meeting prior to the voting of such proxy.

What constitutes a quorum at the annual meeting and how are votes counted?

We need a quorum of shareholders to hold a valid annual meeting.  A quorum will be present if at least a majority of the outstanding shares of common stock are represented in person or by proxy at the annual meeting.  Abstentions and broker non-votes are counted as present for the purpose of establishing a quorum.

How many votes are required for the election of directors?

Directors are elected by a plurality vote of shares of common stock cast in person or by proxy at the annual meeting, provided a quorum is present.  A “plurality” means that the individuals who receive the largest number of affirmative votes cast are elected as directors up to the maximum number of directors to be chosen at the annual meeting.  Because the election of directors is based on a plurality of the votes cast, abstentions and broker non-votes have no effect on the outcome of the vote.  Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect on the result.  Shareholders are not entitled to cumulative voting in the election of directors.

How many votes are required for approval of the proposal to increase the authorized shares of common stock?

Pursuant to an express provision of our articles of incorporation, the proposal to increase the authorized shares of common stock will be approved if at least sixty percent (60%) of the votes entitled to be cast are voted FOR the proposal.  Because the vote necessary for approval is based on the number of votes entitled to be cast, and not the number of actual votes cast at the annual meeting, abstentions and broker non-votes will effectively be votes against the proposal to increase the authorized shares of common stock.

How many votes are required for approval of the proposal to adjourn the annual meeting, if necessary?

The proposal to adjourn the annual meeting, if necessary, will be approved if a majority of the votes cast at the annual meeting are voted FOR the proposal.  Abstentions and broker non-votes on such other proposals are not considered votes cast and, as such, have no effect on the approval of the proposal to adjourn the annual meeting.

How many votes are required for any other proposals that may properly come before the annual meeting?

Any other proposals that may properly come before the annual meeting will be approved if a majority of the votes cast are voted in favor of the action, unless the question is one upon which a larger or different vote is required by express provision of law or by our articles of incorporation or our bylaws.  Abstentions and broker non-votes on such other proposals are not considered votes cast on the proposals and, as such, have no effect on the approval of the proposals.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s by-laws provide that the board may consist of not less than five directors and not more than 25 directors, classified into three classes, as nearly equal in number as possible, with the specific number of directors fixed from time to time by resolution of the board.  The members of one class of directors are elected at each annual meeting and each class of directors serves for approximately three years.  The classes of directors have been designated as “Class I,” “Class II” and “Class III.”

The board has fixed the number of directors at seven.  Currently, the Class I Directors are Harry D. Madonna and William W. Batoff; the Class II Directors are Robert J. Coleman, and Harris Wildstein, Esq.; and the Class III Directors are Neal I. Rodin, Barry L. Spevak and Theodore J. Flocco, Jr.  During

 2009, and until February 21, 2010, the board was comprised of eight directors.  On February 21, 2010, however, Lyle W. Hall, Jr., a member of the board of directors of the Company and an independent director, passed away unexpectedly. Mr. Hall had been a Class II Director.

The incumbent Class I Directors will continue in office until the Company’s 2011 Annual Meeting of Shareholders and the incumbent Class II Directors will continue in office until the Company’s 2012 Annual Meeting of Shareholders.  All directors will hold office until the annual meeting of shareholders at which their terms expire and until the elections and qualifications of their successors.

Upon the recommendation of the nominating committee of our board of directors, our board has nominated Theodore J. Flocco, Jr., Neal I. Rodin, and Barry L. Spevak for reelection as Class III Directors, to serve until the Company’s 2013 annual meeting of shareholders and thereafter until their successors are elected and qualify.  All of the director nominees have agreed to stand for election.  In the event, however, that one or more director nominees, for any reason, become unavailable for election or service as directors, the board may designate a substitute nominee or nominees to replace him or them and the persons designated in the enclosed proxy will vote for the election of such other person or persons as the board may recommend.

Director Nominees

The following individuals have been nominated for election to the board as Class III Directors, each of them to serve until the 2013 Annual Meeting of Shareholders and until his successor is elected and qualifies.

Theodore J. Flocco, Jr., C.P.A., age 65, has been a director of the Company and the Bank since June 2008.  Before his retirement from Ernst & Young LLP, Mr. Flocco was Senior Audit Partner and advised many of the largest SEC regulated clients of the Philadelphia office for more than 35 years, including several regional and local banks.  Mr. Flocco’s appointment to the board of directors resulted from investments by Vernon W. Hill, II, founder and chairman (retired) of Commerce Bancorp, and a group of three other investors, including Mr. Flocco, in a private placement of $10.8 million of convertible trust preferred securities sponsored by the Company.  In connection with the investments, Mr. Hill entered into a consulting agreement with the Company which, among other things, provides Mr. Hill the right to designate one individual to the board of directors, and Mr. Flocco is Mr. Hill’s designee for that position.  Mr. Flocco has experience in the banking, mutual fund, real estate and manufacturing and distribution industries. His responsibilities at Ernst & Young LLP included consulting with senior executives and directors of companies on accounting and strategic business issues, mergers and acquisitions, public offerings and SEC registrations. He has extensive experience in the public offering market, having spearheaded more than 100 public equity and debt offerings.  We believe that Mr. Flocco’s experience in public accounting and SEC matters provides the Board with depth in matters related to accounting, reporting and shareholder communication.

Neal I. Rodin, age 64, has been a director of the Company and the Bank since 1988.  Mr. Rodin has been the Managing Director of the Rodin Group, an international real estate investment company, since 1988, and has been the President of IFC, an international financing and investing company, since 1975.  Mr. Rodin’s background in real estate and financing makes him an invaluable resource to the Board on matters relating to the loan portfolio, specifically on issues concerning commercial real estate loans and related matters.

Barry L. Spevak, age 49, has been a director of the Company and the Bank since April 2004.  He has also been a partner with Miller Downey Spevak Kaffenberger, Limited, a certified public accounting firm, since 1991 and serves on the board of directors of the Recording for the Blind and Dyslectic.  Mr.

Spevak’s experience as a certified public accountant qualifies him as a financial expert and he serves on the Board’s audit committee. He also provides the Company with general business knowledge.

Continuing Directors

Each of the following individuals is an incumbent director who will continue to serve as a director of the Company until the end of his respective term or until his successor is elected and qualifies.

Class I Directors

Harry D. Madonna, age 67, has been Chairman and Chief Executive Officer of the Company and Chairman of the Bank since 1988.  Mr. Madonna was Chief Executive Officer of the Bank from 1988 until December 2006 and resumed the title of Chief Executive Officer of the Bank in June 2009.  Mr. Madonna has been Chairman of the Board of Directors of First Bank of Delaware since 1999 and was its Chief Executive Officer from 1999 until July 2008.  Mr. Madonna was counsel to Spector Gadon & Rosen, PC, a general practice law firm located in Philadelphia, Pennsylvania from January 1, 2002 until June 30, 2005 and prior to that, was a partner of Blank Rome Comisky & McCauley LLP, a general practice law firm located in Philadelphia, Pennsylvania from 1980 until December 2001.  Mr. Madonna’s background as an attorney and years of experience with the Bank provides him with the skills to lead the Board and the Company.

William W. Batoff, age 75, has been a director of the Company and the Bank since 1988 and a director of First Bank of Delaware since 1999.  Since 1996, he has been the Managing Director of William W. Batoff Associates, a government relations consulting firm.  Prior to that, Mr. Batoff was a senior consultant of Cassidy & Associates, a government relations consulting firm, since 1992, and has been a Presidential Appointee to the Advisory Board of the Pension Benefit Guarantee Corporation (PBGC) a United States Government Agency.  We believe Mr. Batoff’s many years of experience in consulting and government relations provide a resource to assist the Board with properly managing and consistently meeting the Company’s regulatory responsibilities.

Class II Directors

Robert J. Coleman, age 73, has been a director of the Company and the Bank since April 2003.  He has also been the Chairman and Chief Executive Officer of Marshall, Dennehey, Warner, Coleman & Goggin, a defense litigation law firm, since 1974.  Mr. Coleman’s background as an attorney offers the Board valuable experience in managing through the complexities of handling of commercial customer relationships.

Harris Wildstein, Esq., age 64, has been a director of the Company and the Bank since 1988.  Since 1999, Mr. Wildstein has been a director of the First Bank of Delaware.  Since September 2004, Mr. Wildstein has been an owner and officer of Lifeline Funding, LLC.  He has been the Vice President of R&S Imports, Ltd., an automobile dealership, since 1977, and President of HVW, Inc., an automobile dealership, since 1982.  We believe Mr. Wildstein’s background in owning and managing multiple businesses offers the Board tremendous insight into understanding the many customers that the Bank serves today.

As noted above, Messrs. Madonna, Batoff, and Wildstein are members of First Bank of Delaware’s board of directors.  First Bank of Delaware’s class of common stock is registered with the Federal Deposit Insurance Corporation, or “FDIC,” pursuant to section 12 of the Securities Exchange Act of 1934, as amended.  Mr. Rodin and Mr. Batoff are brothers-in-law.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY TO SERVE UNTIL THE 2013 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIES.

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION
TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK
FROM 20,000,000 TO 50,000,000

At the annual meeting, shareholders will be asked to vote upon a proposal to approve an amendment to the articles of incorporation to increase the authorized shares of common stock from 20,000,000 to 50,000,000.  Our board of directors has approved the proposed amendment, and is submitting it to a vote of the shareholders, together with its recommendation that the proposed amendment be approved.

Currently, we are authorized to issue 20,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.  As of March 19, 2010, 10,665,635 shares of our common stock were issued and outstanding, 1,540,000 shares were reserved for issuance under our equity compensation plan, and 1,661,538 shares were reserved for issuance upon conversion of certain convertible securities.  As a result, only 6,132,827 shares of common stock were authorized, unissued and unreserved.  As of March 19, 2010, no shares of our preferred stock were issued and outstanding.

The proposed amendment would affect the increase in the authorized shares of common stock by amending Article V, Paragraph A of our articles of incorporation to read, as set forth in full:

“A. 50,000,000 shares of common stock with a par value of $.01 per share.”

The additional shares of common stock, when issued, would have the same rights and privileges as the shares of common stock now issued. There are no preemptive rights relating to the common stock.  As such, any issuance of additional shares of common stock would increase the number of outstanding shares of common stock and (unless such issuance was pro-rata among existing shareholders) the percentage ownership of existing shareholders would be diluted accordingly.

Our board of directors believes that an increase in the authorized number of shares of common stock to 50,000,000 shares will provide us with greater flexibility to issue common stock in connection with future stock issuances to meet capital needs or enhance our capital resources, stock splits, stock dividends, and other proper corporate purposes, including acquisitions and recapitalizations.  The additional authorized shares would be available for issuance from time to time at the discretion of the board of directors when opportunities arise, without further shareholder action or the related delays and expenses, except as may be required for a particular transaction by law, the rules of the NASDAQ Stock Market (or other exchange on which our securities may be listed), or other agreements or restrictions.

Our board of directors is currently evaluating the desirability of raising new capital and the terms of any such financing, although no definitive plans have been established to date.  Potential transactions include public or private capital-

raising transactions in which shares of common stock, convertible preferred stock, convertible debt or other securities are issued.  There is no assurance that any capital-raising transaction will be undertaken.

Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND OUR SHAREHOLDERS, AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 20,000,000 TO 50,000,000.

PROPOSAL 3

TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO APPROVE THE PROPOSAL TO INCREASE THE AUTHORIZED SHARES

In the event that there are not sufficient votes to constitute a quorum or to approve the proposal to increase the authorized shares of common stock at the annual meeting, the proposal could not be approved unless such meeting was adjourned or postponed to a later date or dates in order to permit further solicitation of proxies.  In order to allow proxies that have been received by us at the time of the annual meeting to be voted for adjournment or postponement, you are being asked to consider a proposal to approve the adjournment or postponement of the annual meeting, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of the proposals.

If there are sufficient votes to constitute a quorum and approve the proposal to increase the authorized shares of common stock at the annual meeting, the chairman of the annual meeting may determine that no action will be taken on the proposal to adjourn.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO APPROVE THE PROPOSAL TO INCREASE THE AUTHORIZED SHARES.

BOARD OF DIRECTORS AND COMMITTEES

Director Independence

The Company’s common stock is listed on the NASDAQ Global Market and the Company’s board of directors has determined the independence of the members of its board and committees under the NASDAQ listing standards.  The Company’s board of directors determined that under NASDAQ independence standards Messrs. Batoff, Coleman, Flocco, Rodin, Spevak and Wildstein, constituting a majority of the members of the Company’s board of directors, are independent, and that all of the members of the audit, nominating and compensation committees are independent.  The Company’s only director who was determined to not be independent was Mr. Madonna.  In determining the independence of Mr. Flocco, the board considered a consulting arrangement pursuant to which Mr. Flocco earned $32,500 during 2008 and $14,200 during 2009.

             Several factors ensure that we have a strong and independent board of directors. In addition, the Nominating Committee and our Board have assembled a Board comprised of talented and dedicated directors with a wide range of expertise and skills. The Board regularly meets in executive session without management present. The lead director presides at these meetings and provides the Board’s guidance and feedback to Mr. Madonna. Further, the Board has complete access to our Company’s management team. Finally, Mr. Madonna prepares the initial draft of the agenda for each Board meeting. These are provided to the directors well in advance of the Board meeting and directors are encouraged to suggest items for inclusion on the agenda and may raise subjects not specifically on it.

            The positions of Chairman of the Board, President, and Chief Executive Officer are held by Mr. Madonna. We believe this Board leadership structure is appropriate for our Company, in that the combined role of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction for our Company, allowing for a single, clear focus for management to execute the Company’s strategy and business plan.

            Our Board of Directors oversees the Company’s risk management, satisfying itself that our risk management practices are consistent with our corporate strategy and are functioning appropriately. While a degree of risk is inherent in any business activity, the Board strives to ensure that risk management is incorporated into the Company’s culture, and to foster risk-aware and risk-adjusted decision-making throughout the organization. Our risk management processes bring to the Board’s attention our most material risks, and permit the Board to understand and evaluate how those risks interrelate and how management addresses them.

            Our Board performs its risk oversight function in several ways. The Board establishes standards for risk management by approving policies that address and mitigate the Company’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money Laundering compliance. The Board also monitors, reviews, and reacts to our risks through various reports presented by management, internal and external auditors, and regulatory examiners.  The Board conducts certain risk oversight activities through its various committees which have direct oversight over specific functional areas.

Meetings of the Board and Attendance

During 2009, the directors held nine board meetings.  All of the directors attended at least 75% of all of the meetings of the board and the meetings of all committees of the board on which such director served. We encourage all incumbent directors and nominees for election as directors to attend our annual meetings, and six of our directors attended our 2009 annual meeting of shareholders.

Board Committees

The Company’s board of directors conducts much of its business through committees, including a standing audit committee, nominating committee and compensation committee.

Audit Committee

The board of directors of the Company has designated a standing audit committee.  Messrs. Flocco (chair), Batoff and Spevak serve as members of the audit committee.  Mr. Hall was the chairman of the audit committee at the time of his unexpected passing on February 21, 2010.

All members of the audit committee are independent under NASDAQ listing standards, including the independence criteria applicable to audit committee members.  Although Mr. Flocco received certain consulting fees during 2008 and 2009, as discussed above, he has been determined to be independent under NASDAQ independence standards, and his consulting arrangement was terminated prior to Mr. Flocco’s appointment to the audit committee.  The board of directors has determined that both Mr. Flocco and Mr. Spevak qualify as audit committee financial experts, as defined in SEC rules and regulations, and as financially sophisticated audit committee members, under NASDAQ rules.

The audit committee held seven meetings during 2009, and it operates under a written charter approved by the board.  A copy of the audit committee’s charter is available on the Company’s website at www.rfbkonline.com.  The purposes of the audit committee are to:

•
assist the board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and independent auditors, and the Company’s management of market, credit, liquidity and other financial and operational risks;

•
decide whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and

•	prepare the report required to be prepared by the audit committee pursuant to the rules of the Securities and Exchange Commission, or “SEC,” for inclusion in the Company’s annual proxy statement.

Audit Committee Report

The audit committee of the Company’s board of directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

Management is responsible for the Company’s internal controls and financial reporting process.  The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee has reviewed and discussed the audited consolidated financial statements of the Company at and for the year ended December 31, 2009, with management.  The audit committee discussed with ParenteBeard, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.  The audit committee received the written disclosures and letter from ParenteBeard, LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as in effect, and discussed with ParenteBeard, LLP its independence

Based upon the audit committee’s review and discussions with management and the independent accountants referred to above, the audit committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Theodore J. Flocco, Jr.
William W. Batoff
Barry L. Spevak

March 16, 2010

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Audit Committee Report shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Compensation Committee

Messrs. Batoff (chair) and Rodin serve as members of the compensation committee.  Mr. Hall was a member of the compensation committee at the time of his unexpected passing on February 21, 2010.

All members of the compensation committee have been determined by the board to be independent under NASDAQ listing standards, “non-employee directors,” as defined in SEC Rule 16b-3, and “outside directors,” as defined for purposes of Internal Revenue Code Section 162(m).  The compensation committee held five meetings in 2009.  The compensation committee operates under a written charter approved by the board.  A copy of the compensation committee’s charter is available on the Company’s website at www.rfbkonline.com.  The compensation committee’s responsibilities include the following.

•	Review and approve on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer.

•
Evaluate at least annually the chief executive officer’s performance in light of established goals and objectives and, based on such evaluation, have sole authority to determine the chief executive officer’s annual compensation.

•	Review and make recommendations to the board of directors with respect to compensation for other executive officers, incentive-compensation plans and equity-based compensation plans.

•	Review and make recommendations to the board of directors with respect to the compensation of directors.

•	Administer, interpret and determine awards pursuant to the Company’s stock-based incentive compensation plans.

•
Have the sole authority, in its discretion, to retain and terminate any consulting firm to assist in the evaluation of director, chief executive officer or senior executive compensation, including sole authority to approve the firm’s fees and other retention terms.

Compensation Processes and Procedures

The compensation committee meets at such times as it determines to be necessary or appropriate, but not less than once a year.  The compensation committee has the sole authority to establish the compensation of the chief executive officer of the Company and the Bank and may not delegate such authority, except to a subcommittee.  The chief executive officer has the primary responsibility for determining the amount and form of compensation of the other executive officers of the Company and consults with the compensation committee on such matters.  The compensation committee is empowered to engage independent compensation consultants, but did not do so during 2009.  In 2006, however, the compensation committee did engage Strategic Compensation Planning, Inc., of Malvern, Pennsylvania, to assist the compensation committee in structuring the employment agreements for the chief executive officer of the Company and the Bank.  See “Executive Compensation” on page 21 for more information regarding this employment agreement.

The compensation committee is also responsible for periodically reviewing the amount and form of director compensation paid to non-employee directors.  The compensation committee recommends proposed changes in director compensation to the board as appropriate, from time to time, and any changes in director compensation are approved by the board.

Compensation Committee Interlocks and Insider Participation

During 2009, Messrs. Batoff, Hall, and Rodin served as members of the compensation committee of the Company’s board of directors.  No member of the compensation committee during 2009 ever served as an officer or employee of the Company or the Bank.  There are no compensation committee interlocks between the Company or the Bank and any other entity, involving the Company’s or the Bank’s, or such entity’s, executive officers or board members.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis,” which begins at page 16 of this proxy statement, with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted,

William W. Batoff
Neal I. Rodin

January 19, 2010

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Nominations and Shareholder Communications

Nominating Committee

Messrs. Rodin (chair) and Batoff serve as members of our nominating committee.  Mr. Hall was a member of the compensation committee at the time of his unexpected passing on February 21, 2010.

All members of the nominating committee have been determined by the board to be independent under NASDAQ listing standards.  The nominating committee held one meeting in 2009.  The nominating committee operates under a written charter approved by the board.  A copy of the nominating committee’s charter is available on the Company’s website at www.rfbkonline.com.

The nominating committee oversees the composition and operation of the Company’s board, including identifying individuals qualified to become board members, recommending to the board director nominees for the annual meetings of shareholders, and filling vacancies occurring between annual shareholder meetings.  It identifies director candidates by considering the recommendations of the Company’s directors, executive officers and shareholders, as well as those of experts and consultants of the Company.  The nominating committee evaluates candidates it has identified or who have been recommended to it based on the selection criteria provided in the nominating committee charter and other criteria deemed relevant by the nominating committee, including each candidate’s background and experience, as well as the candidate’s ability to act in the best interest of the Company’s shareholders, honesty and integrity.

The nominating committee evaluates director candidates recommended by shareholders in the same manner that it evaluates other director candidates.  The procedures for shareholders to recommend director candidates are described under the heading “Shareholder Proposals and Nominations for the 2011 Annual Meeting” on page 30.

Directors are selected for their integrity and character, sound, independent judgment, breadth of experience, insight and knowledge, and business acumen. Leadership skills, business experience, and diversity are among the relevant criteria, which may vary over time depending on the Board’s needs. The Nominating Committee considers candidates with these qualifications for recommendation to the full Board for approval. Our directors have diverse business and professional backgrounds, and we seek to foster this diversity in considering candidates for director. We also value gender and racial diversity among our Board members.

Shareholder Communications

Any shareholder may communicate with our board of directors, or any individual member or members of the board, by directing his, her or its communication to Kemma Black, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA 19102, together with a request to forward the communication to the intended recipient or recipients.  In general, all shareholder communications delivered to the corporate secretary for forwarding to the board or specified board members will be forwarded in accordance with the shareholder’s instructions.  The corporate secretary, however, may not forward any abusive, threatening or otherwise inappropriate materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 19, 2010, information with respect to the holdings of Company securities of all persons which the Company, pursuant to filings with the SEC and the Company’s stock transfer records, has reason to believe may be beneficial owners of more than five percent (5%) of the Company’s outstanding common stock, each current director, each named executive officer, and all of the Company’s directors and executive officers as a group.

Name (1)	Number of Shares Beneficially Owned (2)	Percentage of Ownership (2)

Harry D. Madonna (4)	1,095,856	9.9%

William W. Batoff (5)	176,958	1.7%

Robert J. Coleman (6)	164,668	1.5%

Theodore J. Flocco, Jr. (7)	36,923	*

Neal I. Rodin (8)	210,482	2.0%

Barry L. Spevak (9)	31,464	*

Harris Wildstein (10)	842,193	7.8%

Vernon W. Hill, II (3)	960,000	8.3%

Andrew J. Logue	-	*

Rhonda Costello	2,500	*

Jay Neilon	-	*

Frank A. Cavallaro	-	*

All directors and executive officers as a group (11 persons)	2,561,044	22.8%

* Represents beneficial ownership of less than 1%.

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA  19102.  The group of directors and executive officers was determined as of March 19, 2010 and does not reflect any changes in management since that date.

(2)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: voting power, which includes the power to vote, or to direct the voting of, common stock; and/or, investment power, which includes the power to dispose, or to direct the disposition of, common stock, is determined to be a beneficial owner of the common stock.  All shares are subject to the named person’s sole voting and investment power unless otherwise indicated.  Shares beneficially owned include shares issuable upon exercise of options which are currently exercisable or which will be exercisable within 60 days of March 19, 2010 and upon conversion of convertible securities which are currently convertible or which will be convertible within 60 days of March 19, 2010. Percentage calculations presume that the identified individual or group exercise and convert all of his or their respective options and convertible securities, and that no other holders of options or convertible securities exercise their options or convert their convertible securities.  As of March 19, 2010 there were 10,665,635 shares of the Company’s common stock outstanding.

(3)    Information with respect to beneficial ownership is based on a Schedule 13D filed with the SEC on February 15, 2010 by Vernon W. Hill, II and Theodore J. Flocco, Jr.  Includes 6,000 capital securities of Republic First Bancorp Capital Trust IV held by Mr. Hill, which are currently convertible into 923,077  shares of common stock, and 240 capital securities of Republic First Bancorp Capital Trust IV held by Mr. Flocco, which are currently convertible into 36,923 shares of common stock.  The address of Mr. Hill is 14000 Horizon Way, Suite 100, Mt. Laurel, NJ  08054.
(4)
Includes 52,446 shares of common stock issuable subject to options which are currently exercisable and 2,288 capital securities of Republic First Bancorp Capital Trust IV held by a family trust, which are currently convertible into 352,000 shares of common stock.

(5)	Includes 10,966 shares of common stock issuable subject to options which are currently exercisable.
(6)	Includes 10,966 shares of common stock issuable subject to options which are currently exercisable.
(7)	Includes 240 capital securities of Republic First Bancorp Capital Trust IV which are currently convertible into 36,923 shares of common stock.
(8)   Includes 10,966 shares of common stock issuable subject to options which are currently exercisable.
(9)	Includes 10,966 shares of common stock issuable subject to options which are currently exercisable.
(10) Includes 67,914 shares of common stock subject to options which are currently exercisable. Also includes 15,828 shares in trust for his daughter, 12,235 shares with power of attorney for his mother, 21,092 shares owned by his son, and 2,032 shares held by his wife.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

The following sets forth certain information regarding executive officers of the Company. Information pertaining to Harry D. Madonna, who is both a director and the chief executive officer of the Company and the Bank, may be found in the section entitled “Continuing Directors—Class I Directors” on page 4.

Andrew J Logue, 52, has been Executive Vice President and Chief Operating Officer of the Company since August 20, 2008.  Prior to joining the Company, Mr. Logue, served as Senior Vice President/Enterprise Risk Management for Commerce Bank, N.A. and its successor TD Bank, N.A. from March 1991 to August 2008.  Mr. Logue served in various functions during his tenure at Commerce Bank, N.A.

Rhonda Costello, 52, has been an Executive Vice President and Chief Retail Officer for Republic First Bank since August 5, 2008. Prior to joining the Company, Ms. Costello, served as Senior Retail Officer for Commerce Bank’s Pennsylvania, Central New Jersey and New Jersey Shore Markets.  She also held a wide range of management positions including Regional Vice President for Burlington County, N.J., Director of the Company’s Human Resources Department and the Dean of Commerce University during her 23 year tenure with the Bank, which began March 4, 1985.

Jay M. Neilon, 56, has been Senior Vice President and Chief Credit Officer of the Company since December 31, 2008.  Prior to joining the Company, Mr. Neilon, served as Senior Credit Officer for Commerce Bank, N.A. and its successor TD Bank, N.A. from July 1992 to December 2008.   Prior to Commerce Bank, N.A., Mr. Neilon held various credit and lending positions with Fidelity Bank, Philadelphia, PA from September 1976 to July 1992.

Frank A. Cavallaro, 41, has been Senior Vice President and Chief Financial Officer of the Company since August 31, 2009.  Prior to joining the Company, Mr. Cavallaro, served as Vice President/Finance Department for Commerce Bank, N.A. and its successor TD Bank, N.A. from May 2003 to August 2009.  Mr. Cavallaro, a certified public accountant, has thirteen years of experience in the financial services industry and, prior to that, three years experience in public accounting with Ernst & Young LLP.

Executive Compensation

Compensation Discussion and Analysis

Overview of the Executive Compensation Program. The Company’s executive compensation program includes a number of fixed and variable compensation and benefit components, typical of programs among comparable community banking and financial services companies in our local and regional marketplace.

The program seeks to provide participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the board of directors, the compensation committee or the chief executive officer.

Compensation Philosophy and Program Objectives. We believe that the compensation program for executives should directly support the achievement of annual, longer-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of the Company’s shareholders.

We believe the current program provides sufficient levels of fixed income, in the forms of base salary and health and welfare benefits, to attract high caliber executive talent to the organization.  It also provides competitive annual bonus and longer-term incentive opportunities to encourage specific performance and to reward the successful efforts of executives.

The incentive opportunities are based on competitive industry practice, an executive’s role in the organization, and performance.

Our current program contains certain deferred post-employment compensation features, provided on a selective basis, to encourage retention through long-term wealth accumulation opportunities and to assure transition support in the event of substantial organization or ownership change.  These provisions are designed to support retention of good performers by the organization.

We believe that the features and composition of the current program are consistent with practices of other comparable community banking and financial services organizations in our marketplace and that the program balances the need for competitive pay opportunities at the executive level with shareholders’ expectations for reasonable return on their investment.

Program Management. The compensation committee of the board of directors has primary responsibility for the design and administration of the compensation of the chief executive officer of the Company and the Bank, and makes recommendations with respect to the compensation program for other executive officers.  The compensation committee will consider the make-up and administration of the executive compensation program in light of changing organization needs and operating conditions and changing trends in industry practice.  The compensation committee has the power and authority to retain consultants and, in 2006, retained Strategic Compensation Planning, Inc., of Malvern, PA, to assist the compensation committee in structuring the employment agreements for the chief executive officer of the Company and the Bank.

Role of Executive Management in the Pay Decision Process.  The compensation committee is responsible for approving compensation of the chief executive officer of the Company and the Bank.  It will also make recommendations with respect to the compensation of other executive officers.  In formulating its decisions, the compensation committee may seek information about the performance of the business, organization staffing requirements and the performance levels of incumbent executives from the chief executive officer.  It will also utilize the services of the Company’s chief financial officer and other officers of the Company to the extent the compensation committee deems appropriate.

Program Review and Pay Decision Process.  Annually, the compensation committee reviews information on executive compensation levels in the industry and industry program practices, reviews the Company’s compensation program, and considers adjustments to the program, salary adjustments and incentive awards.  The compensation committee will examine the current compensation and benefit levels of incumbent executives in light of their continuing or changing roles in the business and the assessments of their individual performances by the compensation committee or the chief executive officer.  It will also determine annual bonus compensation, after consideration of Company and individual performance, but which is ultimately discretionary.

The compensation committee may also be called upon to consider pay related decisions throughout the calendar year as executives are reassigned or promoted and new executives join the organization.  In these instances, the compensation committee will review all aspects of the executive’s compensation including base salary level, annual incentive opportunities, longer-term incentive awards, participation in special benefit plans, and employment contract provisions, if applicable.

Pay Decision Factors and Considerations.  The following factors typically influence compensation committee decisions on pay and benefits for Company executives:

•
Salary: executive’s overall performance during the year ending, changes in organization role and scope of responsibility, current salary in relation to the position’s market value, any significant changes in the industry’s pay practices for comparable positions.

•	Annual Bonus Compensation: competitive industry practice with respect to size of awards, actual performance (achievement) against goals and objectives.

•
Longer-term Incentive Awards: competitive industry practice with respect to size of awards, recent performance of the Company and the individual executive, applicable accounting rules for expensing equity awards, and shareholder concerns about dilution and overhang.

•
Nonqualified Compensation and Benefits: tax rules on qualified benefit plans, likely replacement income benefits for executives compared to other categories of employees within the organization, competitive industry practice for comparable type and level of executive positions.

•
Perquisites: the needs of the executive’s position, frequency of travel to other Company locations, or to meet with Company clients and prospective clients, and competitive industry practices for comparable executive roles.

•
Employment Agreements: where they serve Company needs for confidentiality about business practices and plans and preservation of the customer base (noncompetition and nonsolicitation provisions) and competitive industry practices.

Basis for Defining Competitive Compensation Levels and Practices.  The types and levels of compensation included in the Company’s executive compensation program are generally consistent with current features and programming trends among similar size and type organizations in the Company’s local and regional marketplace.

The compensation committee reviews survey reports on national and regional compensation practice within Company’s industry group, focusing on pay levels and practices among community banking and diversified financial services institutions based in the Mid-Atlantic Region and specifically the Greater Philadelphia metropolitan marketplace having assets of $1.2 billion to $1.8 billion.  This range of institutions represents banking companies that are somewhat smaller and somewhat larger than Company.  The asset range will be modified from time to time as Company’s operating circumstances change.

For the 2009 program planning cycle, the compensation committee reviewed executive compensation information from the following institutions in Pennsylvania, and New Jersey. We expect a similar review to be completed in 2010.

Abington Community Bancorp, Inc.	First Chester County Corp.
Bancorp, Inc.	VIST Financial Corp.
Bryn Mawr Bank Corp.	Royal Bancshares of Pennsylvania

Program Components.  There are six (6) elements in the current executive compensation program:

Base Salary.  Base salary opportunities are targeted at the median level of industry practice for comparable jobs in like size and type community banking and financial service organizations.  Within the defined competitive range, an executive’s salary level is based initially on his qualifications for the assignment and experience in similar level and type roles.  Ongoing, salary adjustments reflect the individual’s overall performance of the job against organization expectations and may also reflect changes in industry practices.

Health & Welfare Benefits.  Executives participate in Company’s qualified health and welfare benefits program on the same terms and conditions as all other employees of the Company.

Annual Performance Incentives.  The Company pays bonus compensation which provides executives with opportunities to earn additional cash compensation in a given year.  Bonus compensation is discretionary, but Company and business unit operating results and individual performance contributions are considered.  Typical annual performance metrics for Company executives include net income, loan and deposit growth and net interest margin.  The determination of actual bonus amounts is not formulaic, but, rather, the result of a review of achievements by the chief executive officer and the compensation committee and the application of prevailing industry practices on annual incentive awards.

Longer-term Performance Incentives.  Executives are eligible to participate in longer-term incentive award plans established to focus executive efforts on the strategic directions and goals of the business and to reward them for their successes in increasing enterprise value.  Awards can result in additional cash compensation or equity grants in the form of stock options or restricted stock.  While the size of such awards may increase or decrease based on current business performance, it is the intention of the compensation committee to recommend some combination of the available awards at least annually as an incentive to focus executives’ future efforts on longer-term needs and objectives of the business.

•	Equity Grant Plans. Our Amended and Restated Stock Option and Restricted Stock Plan authorizes us to grant options to purchase shares of common stock to our employees,

directors and consultants.  We can also grant restricted stock to these same audiences.  Our compensation committee is the administrator of all stock grant plans.  Stock option or restricted stock grants may be made at the commencement of employment and from time to time to meet other specific retention or performance objectives, or for other reasons.  Periodic grants of stock options or restricted stock are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of the chief executive officer.

•
Deferred Compensation.  At the end of the calendar year, named executive officers may receive, at the compensation committee’s discretion, a contribution equal to some percentage of their base salary or base salary and bonus, usually 10%-25%, into our deferred compensation plan.  Contributions vest over three (3) years.  The value and any earnings on participant accounts are determined by the changes in value of the Company’s common stock.  Receipt of the deferred compensation and earnings is deferred to normal retirement.

Nonqualified Benefits and Perquisites.  We currently do not offer a nonqualified supplemental retirement income plan (SERP) to any of our executives, but our chief executive officer, as a former non-employee director, has an account balance in a now frozen retirement income plan for directors.

Perquisites for Company executives are generally limited automobile allowance or use of a Company-provided automobile, and, in a very few instances, a club membership.  Typically, these perquisites are provided in instances where such benefits can facilitate the conduct of business with corporate and high net worth clients.

Employment Agreements and Change in Control.  Our chief executive officer has an employment agreement with the Company and the Bank.  The agreement includes a change in control severance provision.  See “Summary Compensation and Grants of Plan-Based Awards” on page 22 for additional information regarding this agreement.

•
Post Retirement Income Benefits.  When retired, former Company executives are only eligible to receive replacement income benefits from our qualified retirement income plans, the same plans covering other employees of the Company.  We do not currently sponsor any type of supplemental retirement income plan for highly compensated employees, although we may consider instituting such a plan in the future.

•
Severance in the Event of Termination Not for Cause or Change in Control.  Our chief executive officer has specific severance arrangements in place with the Company in the event of a termination of their employment not related to a change in control of the Company and in the event of such a change in control.  Under this arrangement, our chief executive officer would receive three times the sum of his then-current base salary plus three times the average of his bonuses for the prior three years.  All outstanding equity grants and other benefit provisions would fully vest.  We also maintain a change in control policy which would provide a severance benefit to executive officers upon certain changes of control of the Company.  See “Severance and Change in Control Benefits” at page 25.

•
Tax Gross-up Provision.  The employment agreement for our chief executive officer provides for an excise tax liability gross-up payment following a change in control (as defined in the agreement) if his severance benefits exceed the then-current standards under Internal Revenue Code Section 4999.

Status of the Program and Likely Practices Going Forward. The general structure of the Company executive compensation program was established several years ago and it has been continuously refined to meet the changing needs of the business and to maintain a competitive posture in the marketplace for executive talent.

Due to the Company’s recent financial and operating results, the compensation committee determined not to award any bonus compensation to our chief executive officer for 2007, 2008, or 2009 and only modest bonus compensation to certain other executive officers.  The compensation committee will evaluate award opportunities for executives, consistent with performance results.

Both stock option grants and deferred compensation contributions are likely to continue with the size of awards tracking with the performance results of the business.

It is possible that some of these future grants may include performance vesting in lieu of the traditional time vesting requirements attached to past grants.

Nonqualified Benefits.  The compensation committee may evaluate the need and effectiveness of a supplemental retirement income plan for certain highly compensated employees in the future.

Perquisites.  We believe the Company’s perquisites have always been modest, offering use of a Company vehicle primarily to those executives who travel among Company’s branch offices and operations centers and those who frequently meet with clients and prospects offsite.  Similarly, club memberships are only provided for those executives who can utilize them in conducting the Company’s business.

Employment Agreements.  The compensation committee has responsibility for review of current and proposed employment agreements and will specifically authorize contract renewals.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exemptions for qualified “performance-based” compensation.  The Company has obtained shareholder approval of its stock option plan, and compensation earned pursuant to such plans is exempt from the Section 162(m) limit. Since we retain discretion over bonuses and certain amounts contributed to the deferred compensation plan, such amounts will not qualify for the exemption for performance-based compensation.  Such amounts have not been at levels that, together with other compensation, approached the $1,000,000 limit.  Due to the relatively conservative amount of annual compensation, the Company believes its compensation policies reflect due consideration of Section 162(m).  We reserve the right, however, to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance.

It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements. We have been engaged in a process of reviewing and modifying our deferred compensation arrangements since the enactment of Section 409A in 2004 in order to maintain compliance under Section 409A.

Executive Compensation

The following table shows the annual compensation of the Company’s chief executive officer, chief financial officer and the three most highly compensated executive officers of the company other than the chief executive officer and chief financial officer for the fiscal year ended December 31, 2009.  Collectively, these officers are referred to as our “named executive officers”.

2009 Summary Compensation Table

The following table shows the annual compensation of the Company’s named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	Change in Pension Value ($)	All Other Compensation ($)	Total ($)
Harry D. Madonna, President and Chief Executive Officer (2)	2009	439,230	-	31,680	-	149,216	620,126
	2008	390,225	-	24,480	-	150,427	565,132
	2007	356,384	-	60,852	8,110	174,290	599,636
Andrew J. Logue Chief Operating Officer (3)	2009	250,000	70,000	19,700	-	10,585	350,285
	2008	89,600	-	72,380	-	708	162,688
	2007	-	-	-	-	-	-
Rhonda Costello Chief Retail Officer (4)	2009	175,000	20,000	19,700	-	11,657	226,357
	2008	64,808	35,000	72,380	-	604	172,792
	2007	-	-	-	-	-	-
Jay Neilon Chief Credit Officer (5)	2009	185,000	25,000	-	-	5,246	215,246
	2008	-	-	-	-	-	-
	2007	-	-	-	-	-	-
Frank Cavallaro Chief Financial Officer (6)	2009	49,231	-	13,200	-	930	63,361
	2008	-	-	-	-	-	-
	2007	-	-	-	-	-	-

(1)
The amount shown is the aggregate fair value as of the grant date with respect to the referenced fiscal year in accordance with ASC 718-10.  The Black-Scholes option pricing model is utilized to determine the fair value of stock options.  Assumptions made in the valuation of option awards for financial statement reporting purposes are as follows:  In 2009 the following assumptions were utilized: a dividend yield of 0%; expected volatility of 21.58% to 27.61%; risk-free interest rate of 1.99% to 2.91% and an expected life of 7.0 years.  In 2008 the following assumptions were utilized:  a dividend yield of 0%; expected volatility of 24.98% to 34.52%; risk-free interest rate of 2.49% to 3.37% and an expected life of 7.0 years.  In 2007 the following assumptions were utilized:  a dividend yield of 0%; expected volatility of 25.24; risk-free interest rate of 4.70% and an expected life of 7.0 years.  A dividend yield of 0% is utilized, because cash dividends have never been paid. The expected life reflects a 3 to 4 year “all or nothing” vesting period, the maximum ten year term and review of historical behavior. The volatility was based on Bloomberg’s seven year volatility calculation for “FRBK” stock. The risk-free interest rate is based on the seven year Treasury bond.

(2)
In 2009, 2008 and 2007, respectively, all other compensation for Harry D. Madonna includes $26,795, $15,778, and $12,192 of automobile and transportation allowance, $26,975, $26,405, and $12,380 of business development expense including a club membership which is sometimes used for personal purposes, $5,808,

$3,727, and $3,736 for a supplemental long-term disability policy, $9,800, $4,692and $3,732 matching contributions by Republic First to Republic First’s 401(k) plan, and $104,816, $99,825, and $142,250 contributions by Republic First to the deferred compensation plan maintained for the benefit of its officers and directors.
(3)   In 2009 and 2008, respectively, all other compensation for Andrew J. Logue includes $4,664, and $604 of business development expenses, and $8,461 and $0 matching contributions by Republic First to Republic First’s 401(k) plan.
(4)
In 2009 and 2008, respectively, all other compensation for Rhonda Costello includes $2,123, and $707 of business development expenses, and $6,992 and $0 matching contributions by Republic First to Republic First’s 401(k) plan.

(5)	In 2009, all other compensation for Jay Neilon includes $1,261of business development expenses, and $3,985 matching contributions by Republic First to Republic First’s 401(k) plan.
(6)	In 2009, all other compensation for Frank Cavallaro includes $930 of business development expenses.

2009 Grants of Plan-Based Awards Table

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
Harry D. Madonna Chief Executive Officer	January 21	12,000	7.85	7.85	31,680
Frank Cavallaro Chief Financial Officer	September 2	7,500	5.71	5.71	13,200
Rhonda Costello Chief Retail Officer	February 26	10,000	5.70	5.70	19,700
Andrew Logue Chief Operating Officer	February 26	10,000	5.70	5.70	19,700

(1)
The grant date fair value was determined in accordance with ASC 718-10, by the Black-Scholes option pricing model.  The following assumptions were utilized: a dividend yield of 0%; expected volatility of 21.58% to 27.61%; a risk-free interest rate of 1.91% to 2.91%; and an expected life of 7.0 years. Options vest after three to four years from the date of the grant, and may be subject to acceleration upon completion of a change in control, as defined in the plan.

The Company’s compensation committee authorized the granting of the options in the table shown above. Options issued to Mr. Madonna represented the annual grant of options as per his employment contract.

Summary Compensation and Grants of Plan-Based Awards.  Our named executive officers receive from the Company a combination of base salary, health and welfare benefits, bonus compensation, long-tern incentive compensation in the form of stock option awards, qualified and nonqualified deferred compensation and perquisites.  Bonus compensation is paid at the discretion of the compensation committee of the Company’s board of directors after consideration of numerous factors, which may include net income, core deposits, loan growth, income from loan programs, and other factors set by the compensation committee.

Mr. Madonna currently serves as chairman of the board, president and chief executive officer of the Company and the Bank, and the compensation paid to Mr. Madonna is determined, in large part, by the terms of his employment agreement.  On January 25, 2010, the Company, the Bank, and Mr. Madonna entered into an amended and restated employment agreement, effective January 1, 2010.  The amendments were initiated at Mr. Madonna’s request to reduce his annual compensation and certain other benefits in recognition of the state of the economy in general and the financial services industry in particular, as well as the financial performance of the Company and to further align the interests of the Company and Mr. Madonna.  Compared to the prior agreement, the amended and restated agreement extends the term of the agreement, reduces Mr. Madonna’s annual salary, eliminates automatic annual compensation increases and guarantied deferred compensation, reduces by 50% the costs to the Company and the Bank of providing health benefits, an automobile and certain other benefits, and eliminates the tax “gross-up” provision in the event of a change of control, as defined in the agreement.

The amended and restated employment agreement provides for Mr. Madonna’s continuing service as chairman of the board, president and chief executive officer of the Company and the Bank, for an initial term of three years beginning January 1, 2010 at an annual base salary of $425,000.  The Company and the Bank may terminate Mr. Madonna’s agreement with notice at least six months prior to the scheduled expiration/renewal date or any time for good reason.  Mr. Madonna may terminate the agreement with six months prior notice.  Mr. Madonna is also eligible to receive annual increases in base salary and annual bonuses in amounts determined in the sole discretion and determination of the Compensation Committee of the Company’s Board of Directors upon achieving mutually agreed upon budget criteria.  He may also receive discretionary deferred compensation.  Annually, for each of the three years of the agreement, Mr. Madonna will receive options to purchase 12,000 shares of the Company’s common stock at a per share exercise price equal to the price on the date of grant.  Options will vest four years after their date of grant.  Mr. Madonna will be provided one half the costs of an automobile and will be reimbursed for its operation, maintenance and insurance expenses.  Additionally, he will receive one half of the cost of health and disability insurance available to all employees, term life insurance for three times his salary, business related travel and entertainment expenses and club dues and expenses.  The agreement with Mr. Madonna provides for severance and change in control payments, which are discussed below under the caption, “Severance and Change in Control Benefits” on page 25.  It also provides for the non-disclosure by Mr. Madonna of confidential information acquired by him in the context of his employment with the Company and the Bank.

2009 Outstanding Equity Awards At Fiscal Year-End Table

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(2)	Option Exercise Price ($) (1)	Option Expiration Date
Harry D. Madonna		12,000	7.85	January 21, 2019
		12,000	5.99	January 23, 2018
		13,200	11.77	January 2, 2017
	27,104		10.05	April 20, 2015
	25,342		6.16	January, 1, 2014
Andrew J. Logue		10,000	5.70	February 26, 2019
		1,000	7.72	November 25, 2018
		20,000	8.00	August 26, 2018
Rhonda Costello		10,000	5.70	February 26, 2019
		1,000	7.72	November 25, 2018
		20,000	8.00	August 26, 2018
Frank Cavallaro		7,500	5.71	September 2, 2019

(1)	The number of shares of common stock underlying options and the option exercise prices have been adjusted in accordance with their terms as a result of the Company’s 10% stock dividend in April, 2007.
(2)	All unexercisable options will vest on the earlier of the fourth anniversary of the date of grant, or upon completion of a change in control, as defined in the plan.

2008 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Harry D. Madonna	Supplemental retirement benefits	17	210,883

(1)
Mr. Madonna's years of credited service and the present value of his accumulated benefit were determined as of December 31, 2009, which is the same pension plan measurement date that the Company used for financial statement reporting purposes with respect to its audited financial statements for the fiscal year ended December 31, 2009.

In 1992, the Company adopted a supplemental retirement plan for non-employee directors.  The plan was frozen to new participants in 1992, but the Company continues to maintain the plan for participants who served as non-employee directors in 1992.  At that time, Mr. Madonna was a non-employee director and he continues to be a participant in the plan.  The present value of accumulated benefit was calculated based upon the actuarial present value of accumulated benefits, calculated as of December 31, 2009, as follows. The plan provides for a retirement benefit of $25,000 per year for ten years, which payments may begin at the later of actual retirement date or 65 years of age. As Mr. Madonna has reached 65 years of age, the amount shown as the present value of the accumulated benefit is the amount necessary to fund $25,000 annual payments over a ten year period commencing as December 31, 2009, the end of the Company’s most recently completed fiscal year, determined using a 4% discount rate.  Upon completion of a change in control, in satisfaction of all his rights under this arrangement, Mr. Madonna will be entitled to receive approximately $250,000.

2009 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Harry D. Madonna	-	104,816	(136,943)	150,045	149,171

(1)	Company contributions are also included as other compensation in the Summary Compensation Table.
(2)
Participant accounts are credited with gains, losses and expenses as if they had been invested in the common stock of the Company.   The amount reported is not included in the Summary Compensation Table.

(3)
The aggregate balances include company contributions of $104,816, $99,825, and $142,250 for Mr. Madonna, all included as other compensation in the Summary Compensation Table for 2009, 2008, and 2007, respectively.  Company contributions to the deferred compensation plan vest over a three year period or completion of a change in control, as defined in the plan.  On February 27, 2009, a vested benefit of $150,045 was distributed to Mr. Madonna. At December 31, 2009, the vested balance for Mr. Madonna is $0.

The Company maintains a deferred compensation plan for the benefit of certain officers and directors.  As of December 31, 2009, no additional individuals may participate in the plan.  The plan permits certain participants to make elective contributions to their accounts, subject to applicable provisions of the Internal Revenue Code.  In addition, the Company may make discretionary contributions to participant accounts.  Company contributions are subject to vesting, and generally vest three years after the end of the plan year to which the contribution applies, subject to acceleration of vesting upon certain changes in control (as defined in the plan) and to forfeiture upon termination for cause (as defined in the plan).  Participant accounts are adjusted to reflect contributions and distributions, and income, gains, losses, and expenses as if the accounts had been invested in permitted investments selected by the participants, including Company common stock.  The plan provides for distributions upon retirement and, subject to applicable limitations under the Internal Revenue Code, limited hardship withdrawals.

Severance and Change in Control Benefits.  Mr. Madonna’s employment agreement with the Company and the Bank provides for certain severance and change in control benefits.  Upon the occurrence of a change in control (as defined in the agreement), termination for any reason other than death, resignation by the executive without cause (as defined in the agreement), termination by the Company or the Bank with good reason (as defined in the agreement), Mr. Madonna would receive a severance payment equal to three times his annual base salary plus three times his average bonus over the prior three years and three years of health and life insurance or cash in an amount equal to the cost of such insurance.  In the event that severance amounts and benefits payable to Mr. Madonna would subject him to excise taxes under section 4999 of the Internal Revenue Code, the Company would reduce the payments otherwise payable to Mr. Madonna to the extent necessary so that he would not be subject to such excise taxes.  Subject to compliance with Section 409A of the Internal Revenue Code, all severance payments are to be made in a lump sum within 30 days after the triggering event.  In the event that a trigger event had occurred on December 31, 2009, Mr. Madonna would have received $1.9 million in compensation and benefits.

All senior executive officers of the Company have the right to terminate their employment and receive a severance payment upon the occurrence of a change in control, except as otherwise set forth in an existing employment contract. Each senior executive officer is entitled to a severance payment equal to twice the amount of their annual base salary for the preceding fiscal year to be paid within fifteen days of termination and all stock options previously granted will become fully vested on the date of termination.

Director Compensation

The following table sets forth information regarding compensation paid by the Company to its current non-employee directors during 2009.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
William W. Batoff	35,375	7,920	1,886	12,000	57,181
Robert J. Coleman	26,000	7,920		12,000	45,920
Theodore J. Flocco, Jr. (3)	31,000	7,920		13,000	51,920
Lyle W. Hall, Jr.	47,750	7,920		12,000	67,670
Neal I. Rodin	29,500	7,920	8,111	12,000	57,531
Barry L. Spevak	34,000	7,920		12,000	53,920
Harris Wildstein Esq. (4)	24,500	7,920	7,799	12,000	52,219

(1)
The amount shown is the dollar amount recognized for financial statement reporting purposes with respect to the referenced fiscal year in accordance with ASC 718-10.  See footnote (1) to the 2009 Summary Compensation Table on page 21 for assumptions made in the valuation of option awards for financial statement reporting purposes.

(2)
Each director, other than Mr. Flocco, received a grant of 3,300 options (as adjusted as a result of the Company's 10% stock dividend in April, 2007) on January 2, 2007.  Each such option vests three years after the date of grant, subject to acceleration upon completion of a change in control, as defined in the plan.  The fair value as of the date of grant for each director was $15,210.  Each director, other than Mr. Flocco, received a grant of 3,000 options on January 23, 2008.  Each such option vests three years after the date of grant, subject to acceleration upon completion of a change in control.  The fair value as of the date of grant for each director was $6,510.  Each director received a grant of 3,000 options on January 21, 2009.  Each such option vests three years after the date of grant, subject to acceleration upon completion of a change in control.  The fair value as of the date of grant for each director was $7,920.  As of December 31, 2009, the following had the following outstanding options: Mr. Batoff, 16,996; Mr. Coleman, 16,996; Mr. Flocco, 3,000; Mr. Hall, 16,996; Mr. Rodin, 16,996; Mr. Spevak, 16,996; and Mr. Wildstein, 73,914.

(3)
Amounts shown represent the 2009 expense for supplemental retirement benefits for directors who served as such in 1992, the year in which the benefit originated. The benefit is not provided to directors who joined the board of directors since 1992.

(4)	Amounts shown represent payments to directors for business development and other expenses incurred in their capacity as directors.

Employee directors receive no additional compensation for their service on the board.  During 2009, non-employee directors received a $6,000 quarterly retainer.  The audit committee chair received $1,500 for each audit committee meeting attended and each other member of the audit committee received $1,000 for each audit committee meeting attended.  The chair of all other board committees received $750 for each committee meeting attended and each other member of those committees received $500 for each committee meeting attended.  During 2009, non-employee directors also received an additional retainer of $1,000 per month from February through December for business development and other expenses incurred in connection with their service as directors.

Non-employee directors are eligible to receive grants of stock options under the Company’s stock option plan and restricted stock plan and grants are made from time to time, typically on an annual basis.  Certain non-employee directors are also eligible to participate in a deferred compensation plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with related persons

The Bank has made, and expects to continue to make in the future, loans to directors and executive officers of the Company and the Bank, and to their family members, and to firms, corporations, and other entities in which they and their family members maintain interests. None of such loans are, as of the date of the Annual Report on Form 10-K, or were at December 31, 2009, nonaccrual, past due, restructured or potential problems, and all of such loans were made in the ordinary course of  business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

Prior to January 31, 2005, First Bank of Delaware was a wholly owned subsidiary of the Company. Three of the Company’s seven directors, Messrs. Batoff, Madonna and Wildstein, are and continue to be members of First Bank of Delaware’s five person board. At the time First Bank of Delaware was spun off from the Company, the Bank and BSC Services Corporation, a wholly-owned subsidiary of First Bank of Delaware, entered into a number of agreements pursuant to which BSC Services Corporation provided services to the Bank, including a financial accounting and reporting service agreement, compliance services agreement, operation and data processing services agreement; and human resources and payroll services agreement. The Company and First Bank of Delaware have transitioned away from this relationship. The First Bank of Delaware reimbursed the Company $235,000 during 2009 for the remaining services shared between the two organizations.

                 During 2009, the Company made payments in the amount of $1.4 million for fees related to architectural design, interior design, securing approvals, and construction management services to InterArch, a company owned by the spouse of Vernon W. Hill, II. Mr. Hill has made an investment in outstanding convertible trust preferred securities issued by the Company and currently acts as a consultant to the Bank. The convertible nature of these securities results in beneficial ownership of more than 5% of the outstanding shares of the common stock of the company. In order to adopt more of a retail customer focus, the Company remodeled each of its existing locations. Capital improvements totaling $8.3 million were made to the existing locations. Architectural design and construction management services provided by InterArch related to these improvements represented approximately 11% of the overall project costs, or $0.9 million. In addition, the Company utilized InterArch for similar services with respect to new locations for future growth and expansion at a cost of $0.5 million. Competitive bids were solicited and received prior to the selection of InterArch for architectural and design services and during 2009, the Company engaged a nationally recognized independent accounting firm to review certain related party transactions. The findings provided by this firm were used to manage the related party expenditures associated with construction and renovation projects to industry standards. Based on these findings and its own detailed review, management believes disbursements made to Interarch were substantially equivalent to those that would have been paid to unaffiliated companies for comparable goods and services and were within the range of industry standards for such services.

Review, approval or ratification of transactions with related persons

All transactions with related persons are approved by the board of directors of the Company.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The text of the Company’s code of ethics is available on the Company’s website at www.rfbkonline.com.

AUDIT-RELATED INFORMATION

Registered Public Accounting Firm

The audit committee selected Beard Miller Company LLP, or Beard, as the independent registered public accounting firm for the Company for the fiscal years ending December 31, 2008 and 2009.  On October 1, 2009, the Company was notified that the audit practice of Beard Miller Company LLP, was combined with ParenteBeard LLC, or ParenteBeard, in a transaction pursuant to which Beard combined its operations with ParenteBeard and certain of the professional staff and partners of Beard joined ParenteBeard either as employees or partners of ParenteBeard.  On October 1, 2009, Beard notified the Company that the client-auditor relationship between the Company and Beard had ceased.  With the approval of our audit committee, ParenteBeard was engaged as the Company’s independent registered public accounting firm upon the cessation of the client-auditor relationship with Beard.

Prior to engaging ParenteBeard, the Company did not consult with ParenteBeard regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard on the Company’s financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The report of independent registered public accounting firm of Beard regarding the Company’s financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2008, 2007, and 2006, and during the interim period from the end of the most recently completed fiscal year through October 1, 2009, the date of resignation, there were no disagreements with Beard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard would have caused it to make reference to such disagreement in its reports.

ParenteBeard has advised the Company that one or more of its representatives will be present at the 2010 annual meeting to make a statement if they so desire and to respond to appropriate questions.

The following table presents the aggregate fees billed by Beard and ParenteBeard, the Company’s principal accountants, for the fiscal years ended December 31, 2009 and 2008.

Fee Category	2009 Fees ($)	2008 Fees ($)
Audit Fees (1)	$180,603	$180,900
Audit-Related Fees (2)	$19,063	34,235
Tax Fees (3)	$23,824	20,000
All Other Fees (4)	—	—
Total Fees	$223,490	$235,135

  (1) Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by ParenteBeard, LLP in connection with statutory and regulatory filings or engagements.
(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)
Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance, tax audit defense, customs and duties, and mergers and acquisitions.

(4)	All Other Fees consist of fees billed for products and services provided by the independent registered public accounting firm, other than those services described above.

The audit committee meets with our independent auditors to approve the annual scope of accounting services to be performed and the related fee estimates.  The audit committee also meets with the Company’s independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to the Company’s earnings announcements, to review the results of their auditors’ work.  During the course of the year, the chairman of the audit committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process.  The chairman reports any interim pre-approvals at the following quarterly meeting.  At each of the meetings, management and the Company’s independent auditors update the audit committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.  During fiscal 2009 all audit and non-audit services performed by Beard Miller Company LLP, or ParenteBeard, LLC for the Company were pre-approved by the audit committee in accordance with the foregoing procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports.  During 2009, each of our directors filed one Form 4, reporting one transaction, that was not timely.  Edward J. Ryan also filed one Form 4, reporting one transaction, that was not timely.  Based on the Company’s review of the copies of the reports filed by such persons and written representations, the Company believes that all filings required to be made by Reporting Persons for the period from January 1, 2009 through December 31, 2009 were made on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2009, with respect to the shares of common stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Shares to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans approved by security holders	544,304	$8.03	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	544,304	$8.03	(1)

(1)
The amended plan includes an “evergreen formula” which provides that the maximum number of shares which may be issued is 1,540,000 shares plus an annual increase equal to the number of shares required to restore the maximum number of shares available for grant to 1,540,000 shares.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal for consideration at the Company’s 2011 Annual Meeting of Shareholders must submit her or his proposal to the Company no later than December 2, 2010, in order to have the Company consider the inclusion of such proposal in the Company’s 2011 Proxy Statement relating to the 2011 Annual Meeting.  Reference is made to SEC Rule 14a-8 for information concerning the content and form of such proposal and the manner in which such proposal must be made.

Any shareholder who intends to present a proposal for consideration at the Company’s 2011 Annual Meeting of Shareholders outside of the process of SEC Rule 14a-8 must deliver written notice of any proposed director nomination or other proposal for consideration at the Company’s 2011 Annual Meeting of Stockholders to the Corporate Secretary no later than December 2, 2010, pursuant to the Company’s advance notice by-law.  This requirement is separate from and in addition to the SEC requirements that a shareholder must meet in order to have a shareholder proposal included in the Bank’s proxy statement.

Nominations for election to the board of directors at the 2011 Annual Meeting may be made only in writing by a shareholder entitled to vote at the 2011 Annual Meeting of Shareholders.  Such nominations must be addressed as follows:  Kemma Black, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA 19102.  Nominations for the 2011 Annual Meeting must be received by the Corporate Secretary no later than December 2, 2010, and must be accompanied by the following information: (i) the name and address of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC had each nominee been nominated or intended to be nominated by the board; and (v) the consent of each nominee to serve as a director of the Company if so elected.  The Chairman of any meeting of shareholders held to elect directors and the board of directors may refuse to recognize the nomination of any person not made in compliance with such provisions.  There have been no material changes in these procedures since the date of the Proxy Statement for the 2009 Annual Meeting of Shareholders.

REPORTS AND OTHER DOCUMENTS

Annual Report

A copy of the Company’s 2009 Annual Report to Shareholders accompanies this proxy statement.  On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of common stock on March 11, 2010, the record date for the annual meeting, or to any person who subsequently becomes such a record holder or beneficial owner.  Additionally, our proxy statement, annual report to shareholders, and proxy card are available on the internet at http://www.cfpproxy.com/5412.  Requests for copies should be directed to Kemma Black, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA  19102, (215) 735-4422, extension 5251.

Security Holders Sharing an Address

Only one copy of this Proxy Statement and the accompanying Annual Report and Form 10-K are being delivered to multiple shareholders sharing an address unless the Company has previously received contrary instructions from one or more of such shareholders.  On written or oral request to Kemma Black, Corporate Secretary, Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA  19102, (215) 735-4422, extension 5251, the Company will deliver promptly a separate copy of this Proxy Statement and the accompanying Annual Report and Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered.  Shareholders sharing an address who wish, in the future, to receive separate copies or a single copy of our Proxy Statements and annual reports should provide written or oral notice to the Corporate Secretary at the address and telephone number set forth above.

IT IS IMPORTANT THAT YOU VOTE PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, OR VOTE BY TELEPHONE OR BY INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

REPUBLIC FIRST BANCORP, INC.

REVOCABLE PROXY FOR
ANNUAL MEETING OF SHAREHOLDERS
MAY 11, 2010

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Rhonda S. Costello and Andrew J. Logue, with full power of substitution, and authorizes them to represent and vote, as designated below and in accordance with their judgment upon any other matters properly presented at the annual meeting, including any motion to adjourn or postpone the meeting, for the purpose of soliciting additional proxies or for any other reason, or other matters incidental to the conduct of the annual meeting or otherwise, all the shares of Republic First Bancorp, Inc. common stock held of record by the undersigned at the close of business on March 11, 2010, at the annual meeting of shareholders, to be held May 11, 2010, and at any and all adjournments or postponements thereof.  The board of directors recommends a vote “FOR” each of the listed proposal.

This proxy when properly executed, will be voted in the manner directed herein by the undersigned shareholders(s).  If no direction is made, this proxy will be voted FOR the proposal set forth herein.  If any other business is presented at such meeting, including any motion to adjourn or postpone the meeting, for the purpose of soliciting additional proxies or for any other reason, or other matters incidental to the conduct of the meeting or otherwise, this proxy will be voted by those names in this proxy in their best judgment.  At the present time, the board of directors knows of no other business to be presented at the meeting.

The undersigned acknowledges receipt from Republic First Bancorp, Inc. prior to the execution of this proxy, of the Notice of Annual Meeting scheduled to be held on May 11, 2010, the Proxy Statement dated on or about April ___, 2010 and Republic First Bancorp, Inc.’s 2009 Annual Report.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued and to be marked, dated and signed on the other side)

ANNUAL MEETING OF SHAREHOLDERS OF
REPUBLIC FIRST BANCORP, INC.

May 11, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Annual Meeting Materials are available at http://www.cfpproxy.com/5412

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]

1. Election of three Class III Directors of Republic First Bancorp, Inc., each to hold office until the 2013 annual meeting of shareholders and until their successors are elected and qualify.		2. To approve an amendment to the articles of incorporation to increase the authorized shares of common stock from 20,000,000 to 50,000,000. [ ] FOR [ ] AGAINST [ ] ABSTAIN
[ ] FOR ALL NOMINEES	NOMINEES: (01) Theodore J. Flocco, Jr. (02) Neal I. Rodin (03) Barry L. Spevak
[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES
3. To adjourn the annual meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the annual meeting to approve and adopt the amendment to the articles of incorporation.

[ ] FOR ALL EXCEPT (See instructions below)		[ ] FOR [ ] AGAINST [ ] ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write that nominee(s’) name(s) or number(s) in the space provided below.
Should a director nominee be unable to serve as a director, an event the Republic First Bancorp, Inc. does not currently anticipate, the persons named in this proxy reserve the right, in their discretion to vote for a substitute nominee designated by the board of directors.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

This proxy may be revoked at any time before it is voted on by delivering to the secretary of Republic First Bancorp, Inc. on or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Republic First Bancorp, Inc. common stock, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then the power of the persons named in this proxy shall be deemed terminated and of no further force and effect.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.